AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER  6, 2002

REGISTRATION NO. 333-91108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------------

FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(AMENDMENT NO.  2)

__________________________________________________________________

AMERICAN FIDELITY DEPOSIT CORPORATION

________________________________________________________________

(Name of Small Business Issuer in Its Charter)

COLORADO	6172	03-0459625
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14420 East 6th Avenue	14420 East 6th Avenue
Aurora, Colorado 80011	Aurora, Colorado 80011
(303) 363-7700 (888) 709-4070
(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

JOHN SNELLINGS

AMERICAN FIDELITY DEPOSIT CORPORATION

14420 EAST 6TH AVENUE

Aurora, Colorado 80011

 (303) 363-7700
_______________________(888) 709-4070_____________________________

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gary Gose

Renkemeyer, Campbell, Gose & Weaver LLP
7500 College Boulevard

Suite 900
Overland Park, Kansas 66210

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

_________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS	DOLLAR AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM
CLASS OF SECURITIES TO	TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
BE REGISTERED	REGISTERED	PER SHARE	PRICE	REGISTRATION FEE
Subordinated notes, $1,000 par	$5,000,000	$1,000	$5,000,000	$460.00

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AMERICAN FIDELITY DEPOSIT CORPORATION

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Not applicable
7	Selling Security Holders	Not applicable
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Shareholders
12	Description of Securities	Description of Subordinated Notes
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Certain relationships and Related Transactions
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Our Plan of Operation
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Market for Our Common Stock
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated September 6, 2002

PROSPECTUS

AMERICAN FIDELITY DEPOSIT CORPORATION

$5,000,000 of Subordinated Notes

The notes will be issued by American Fidelity Deposit Corporation (“American Fidelity”), which prior to this offering has not been a public reporting company. We are not a bank or similar financial institution and the notes will not be insured against loss by the FDIC or any governmental or private agency. The notes will be unsecured obligations of American Fidelity, and will be subordinate to any indebtedness we may incur.  The notes will be non-negotiable and cannot be transferred without consent from American Fidelity.  Accordingly, we do not expect any trading market to develop for the notes.  There is no minimum amount of notes offered that need be sold and no escrow account.  The notes will be sold on a best efforts basis, with no guarantee that we will sell any of the notes. This offering is not underwritten and no broker dealers are involved in the sale of these notes. The notes will only be offered by directors, officers, and selected employees who will not be compensated for such services. Proceeds received for the subscriptions for the notes will be deposited directly into our general operating account.  The offering will terminate two years after the effective date of this Prospectus.

Series 2002

Principal Amount

$5,000,000

Issue Date

Upon acceptance of subscription

Interest Rates

Fixed at issue date (1)

Maturity Dates

5, 7 or 10 years (1)

Price

$1,000 (2)

Net Proceeds to American Fidelity

$4,800,000 (3)

(1) You will select the maturity of the note at the time you subscribe to purchase the note.  Interest rates will be determined based on the maturity you select as follows:

Maturity selected	Interest rate
5 years	7.00%
7 years	8.00%
10 years	9.00%

(2) Notes will be offered in a minimum denomination of $1,000.  The price per note of $1,000, less expenses incurred by us for this offering, will yield proceeds per note to us of $960 (assuming $5,000,000 of notes sold).

(3) We estimate that approximately $200,000 (assuming $5,000,000 of notes sold) will be expended by us for expenses and fees on behalf of this offering.  Assuming a nominal amount of notes are sold (estimated at 10% of the maximum), the net proceeds to American Fidelity would be approximately $400,000 (net of $100,000 of expenses and fees of the offering), which would yield proceeds per note of $800.

The notes involve a great deal of risk.  Before you purchase any notes, be sure you understand the structure and the risks.  See “Risk Factors” beginning page 3 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Contact:

American Fidelity Deposit Corporation

 (888) 709-4070 or
(303) 363-7700

PROSPECTUS SUMMARY

Our Company

American Fidelity Deposit Corporation, a Colorado corporation (“American  Fidelity”), was formed on June 17, 2002.  We are not a bank or any type of similar depository institution and our notes are not insured by the FDIC, or any governmental or private agencies.  American Fidelity intends to enter the business of providing financing for small businesses and individuals primarily through equipment leases and loans.  American Fidelity has not been engaged in any leasing or any other business activities prior to the date of this Prospectus. We are offering subordinated notes to provide funding for our intended business operations and American Fidelity will be the sole obligor on the notes. American Fidelity’s principal executive offices are located at 14420 East 6th Avenue, Aurora, Colorado 80011. Our telephone number is (303) 363-7700 or (888) 709-4070.

The Offering

The notes are authorized by our board of directors for issuance under certain terms and conditions and purposes as described as follows:

Securities Offered……………………….

There will be $5,000,000 aggregate principal amount of our notes to be offered as our subordinated notes.  The notes mature before ten years as selected by the purchaser at an interest rate fixed at the date of issuance.  Each note will be in the denomination of at least $1,000.  There is no minimum amount of the notes offered for sale required to be sold.

Interest Rate and Payment Dates………..

Interest rates will be fixed as of the date of issuance.  The interest rates will vary with the maturity of the notes selected by the purchaser as follows:

-  5 years…. 7.00%
-  7 years…. 8.00%
-  10 years…9.00%

 The notes will pay simple interest and, at the option of the investor, will be payable on a monthly, quarterly, semi-annual or annual basis.

Date of Issuance………………………….

The date of issuance on the notes will be the date the subscription is received from the purchaser and is accepted by us.

Optional Redemption…………………….

We may redeem the notes at anytime, in full or in part, at our election.  We will provide you with no less than 60 days notice of our intent to redeem the note.

Ranking…………………………………...

The notes will be unsecured obligations of American Fidelity, and will be subordinate to any indebtedness that we may incur in the future. We intend to acquire senior indebtedness in the future.

Use of Proceeds…………………………..

The net proceeds from this offering, will be used for (i) originating loans and leases primarily on equipment as described herein, and (ii) working capital and general business purposes.  See (“Use of Proceeds”).

Risk Factors

The notes we are offering involve a high degree of risk, and there are risks associated with our business.  See “Risk Factors” beginning on Page 3.

Summary Financial Data

 American Fidelity was formed on June 17, 2002 and has a fiscal year ending June 30.  American Fidelity is in the developmental stage and has had no revenues as of the date of this Prospectus.  American Fidelity’s balance sheet information as of June 30, 2002 is as follows:

Cash and cash equivalents                  $4,140          Total liabilities                                          -0-
Other assets                                           5,860          Total stockholders’ equity                 $10,000
Total assets                                        $10,000

RISK FACTORS

The following risk factors should be carefully considered in evaluating American Fidelity and its business before purchasing the notes offered by this prospectus. Carefully consider that the notes are speculative and subject to a high degree of risk.  You should consider the following risks that include all material risks specific to the notes offered and to our company.

Risks specific to the notes offered

The notes offered by this prospectus are not insured against loss, which increases the likelihood that an investor may lose all, or part of their investment.

Because the notes are not insured against loss by the FDIC or any governmental or private agency, you could lose your entire investment.   An investor in the notes is dependent solely upon sources such as our earnings, proceeds from the sale of assets, our working capital and other sources of funds for repayment of principal at maturity and the ongoing payment of interest on the notes. If our sources of repayment are not adequate, we may be unable to pay the interest or repay the principal amount of notes at maturity and you could lose all or a part of your investment.

We are not required to set aside funds to repay the notes, which increases the likelihood that an investor may lose all, or part of their investment.

There is no sinking fund or trust indenture related to the notes.  Since we do not set aside funds to repay the notes offered, you must rely on our revenues from operations and other sources for repayment. If our sources of repayment are not adequate, we may be unable to pay the interest or repay the principal required by the notes and you could lose all or a part of your investment.

The notes are unsecured and second in right of payment to any existing or future other indebtedness, which increases the likelihood that an investor may lose all or part of their investment.

Since the notes are unsecured and second in right of repayment to other debt (see “Description of Notes” for definition) borrowed now and in the future, in the event of insolvency, debt holders would be repaid only if funds remain after the repayment of our other debt. There is no limitation on the amount of other indebtedness we can incur and we intend to acquire other debt in the future.

Your ability to liquidate your investment is limited which increases the likelihood that an investor may lose all or part of their investment.

The notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of American Fidelity. Due to the non-negotiable nature of the notes and the lack of a market for the sale, even if American Fidelity permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.  Therefore investors in the notes may lose all or part of their investment.

Risks Specific to Our Business

We are a development stage company with an absence of operating history therefore we may never be able to establish profitable operations.

Our Company was formed on June 17, 2002 and has limited financial resources with which to establish profitable operations and implement its business plan. Our Company does not currently have revenues and is entirely dependent on the sale of notes to engage in its intended business purposes.  Our Company may never be successful in establishing profitable operations, which frequently occurs with new or recently formed business. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our intended customers have a high level of default risk.

The majority of American Fidelity’s customers are expected to be small businesses including Corporations, partnerships and sole proprietorships that have limited credit histories or have experienced credit impairments, and may, therefore, be unable to obtain financing through a traditional source, such as a bank, credit union or savings and loan or may choose not to pursue credit from a traditional lender due to time or payment limitations.  The character of the borrower is a critical factor in the likelihood of repayment, and must be relied upon heavily in the absence of financial resources available to borrowers with strong credit histories.  Borrowers with limited or troubled credit histories are more likely to skip payments frequently and/or default on their obligations.  We will have significant exposure to high levels of defaults or charge-offs, because of the types of customers we expect to attract. We may not be able to meet the principal and interest obligations under the notes, as a result of defaults by our customers, therefore, an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

The success of our business plan is dependent on the sale of notes.
American Fidelity’s ability to implement its business plan and reach profitability is dependent on the successful sale of its notes. Numerous investment alternatives are available to investors and may cause investors to evaluate investment opportunities more critically. We may experience unanticipated variations and/or declines in the level of note sales, which could have a detrimental effect on American Fidelity’s liquidity or financial condition and on its ability to repay the notes. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our Company will be highly dependent on the collection of receivables to meet its obligations.
Our ability to meet our obligations will be dependent on the timely collection of our lease and loan receivables.  The level of lease and loan delinquencies and defaults is likely to be affected by general economic conditions and the quality of our loan and lease underwriting, among other matters.  Future economic conditions are not within our control but will have a substantial effect on American Fidelity’s ability to collect its receivables. If American Fidelity is unable to generate sufficient cash flow from operations to satisfy its interest and principal obligations on the notes and other indebtedness, it may be required to refinance all or a portion of such obligations, sell assets or issue additional equity or debt securities. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our cost of funds may be higher than our competition, which could have a substantial negative impact on our profitability.

Interest rates paid by us on the notes may be higher than interest rates paid by established equipment leasing companies with better credit ratings than us.  As a result, we may be required to charge our lessees higher monthly rentals than would be charged by a lessor willing to amortize borrowings over a longer lease term or whose cost of borrowing is lower than ours.  Accordingly, we may operate at a competitive disadvantage relative to certain other lessors of equipment and our profitability would be impacted negatively and ultimately could lead to the failure of our business.  Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

The lease payments and residual value of equipment may not cover our costs, which would have a negative impact on our profitability.

There is no assurance that the equipment to be purchased and leased by us can be leased at a profit or that the residual value of the equipment, when combined with the cash flow received from the lease and any re-lease of the equipment, will equal or exceed our investment in and expenses associated with the equipment. Should this condition occur, our profitability would be negatively impacted and ultimately could lead to the failure of our business.  Similarly, there can be no assurance as to when or whether cash will be available for the payment of principal and interest on the notes. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our auditors’ have raised substantial doubt about our ability to continue as a going concern.

Our auditors’ have expressed doubt about the ability of American Fidelity to continue as a going concern because we have had no operating revenues, and planned principal operations have not yet commenced as we are considered a development stage company. American Fidelity must be successful in raising capital through the sale of subordinated notes and/or loans from major shareholders and third parties, in order to develop our leasing and lending operations and to pay operating expenses.  Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our ability to continue operations for the next twelve months is dependent on receiving funds from the note offering.

We may not be able to continue in operations for the next twelve months, if we do not raise at least $300,000 from the note offering.  The note offering is not underwritten and will be sold on a “best efforts” basis by officers, directors and employees of American Fidelity. Therefore, no assurance can be provided that a sufficient amount of notes will be sold to enable American Fidelity to continue operations for the next twelve months.  Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

Our success is dependent on the efforts of our executive officers and their ability to attract and retain qualified employees.

We are attempting to implement a business plan that will provide lending and leasing services.  Our success in implementing the business plan and establishing these operations depends upon the contributions our executive officers, including Mr. Heckman, to identify, attract and retain qualified employees and consultants.  The loss of the services of Mr. Heckman or his inability to attract and retain qualified personnel for our Company would make it difficult or impossible to successfully implement our plans to enter the leasing and lending business.  Mr. Heckman does not have an employment or consulting agreement with American Fidelity.

Our business may be adversely affected by fluctuations in interest rates.

The leases and loans we intend to originate may not provide fully for adjustments based on changes in market interest rates or the rates we pay on the notes.  We may experience a decrease in our net interest margin or a loss because increased interest costs from the sale of notes or other indebtedness cannot be passed on to all of our customers in the form of higher lease or interest rates.  Net interest margin represents the difference between the amount we earn on leases and loans and the amounts American Fidelity pays on the notes and other borrowings.  An increase in prevailing interest rates could negatively affect American Fidelity’s interest margin, which in turn could affect our ability to repay the notes and ultimately could lead to the failure of our business. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

We may incur uninsured losses with respect to our leased equipment.

While our equipment leases will be secured by a lien on the leased equipment, the equipment is subject to the risk of loss or damage, destruction or obsolescence prior to the termination of the lease. Typical lease agreements with lessees of our equipment will require such lessees, at their expense, to arrange for comprehensive insurance, including fire, liability and extended coverage, of the type and in the amounts customarily obtained for equipment similar to that leased. However, there are certain types of losses (generally of a catastrophic nature such as war, earthquakes and floods), which are either uninsurable or not economically insurable.  Should such a disaster occur with respect to any of our equipment, we could suffer a loss of capital invested in, and a loss of any profits, which might be anticipated from the lease of, such equipment. Therefore an investor in the notes may sustain a loss of his or her entire investment and therefore an investment in the notes is immediately at risk.

USE OF PROCEEDS

The following table sets forth the intended use of the proceeds of this Offering, assuming the sale of 10%, 50%, 75% and 100% of the $5,000,000 of notes offered hereby occur (in thousands).

DESCRIPTION --------------------------------------	10%	50%	75%	100%

Gross aggregate proceeds	$500	$2,500	$3,750	$5,000
Less: estimated offering expenses (2)	100	150	200	200

Net proceeds of offering	$400	$2,350	$3,550	$4,800
Use of proceeds:
Originate leases and loans (1)	$300	$2,170	$3,30	$4,515
Employee costs	40	80	100	150
Marketing costs	25	50	50	50
Web site and software development	5	10	10	10
Working capital and general corporate purposes (3)	30	40	50	75
				--
Total (4)	$400	$2,350	$ 3,550	$4,800
	======	=====	======	====

 (1) American Fidelity intends to utilize available funds to originate leases and loans with small businesses primarily on equipment.  We estimate that approximately 60% to 80% of the funds will used to fund leases and the remainder will be utilized to fund loans.  There is no minimum amount of notes offered that need be sold.

(2) The expenses of the offering are estimated to be $200,000, which includes filing fees, legal fees and expenses, accounting fees and expenses, advertising and travel, printing and engraving expenses.  If proceeds of the notes approximate 10% of the maximum (or $500,000), the expenses will be reduced to $100,000 primarily by reducing advertising, travel, and printing costs.

(3) Working capital and general corporate purposes will primarily include office, telephone, and administrative costs.

(4) Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest bearing bank accounts or invested in debt securities not necessarily of investment grade, certificates of deposits or commercial paper.

FORWARD LOOKING STATEMENTS

We have used words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

·

Our limited sources of funds from which we may meet our obligations;

·

The highly competitive nature of our business;

·

Failure to control defaults on our leases or loans;

·

Significant changes in interest rates

·

Regulatory limitations imposed on our leasing/lending activities;

·

Failure to maintain qualified management and skilled personnel.

Many of these factors are beyond our control.

OUR PLAN OF OPERATION

Current operations

We are a developmental stage company that has not yet commenced with our principal intended operations.  The success of our subordinated note offering will be essential for our company to begin leasing/lending operations, to implement its business plan and ultimately to achieve profitability.  Pending proceeds from the sale of notes, shareholders or other third parties may advance funds to our Company in order to meet daily funding needs, including the offering costs, however there is no formal arrangement to provide such funding.  We intend to raise funds through the issuance of subordinated notes offered by this prospectus in order to sustain operations for the upcoming twelve months.  The relative success or failure of the offering will have a substantial impact on our operations and in particular on the timetable with which we will begin our leasing and lending business and ultimately to implement our business plan.  The subordinated note offering is not underwritten and no broker dealers will be involved in selling the notes.  Rather, certain of American Fidelity’s directors, officers and employees will be involved in selling the notes on a “best efforts” basis.  Following represents our plan of operations over the next 12 months under the following four scenarios; 1) little or no notes are sold, 2) a minimal amount or approximately 10% of notes are sold, 3) a medium amount or approximately 50% of notes are sold and 4) the maximum or approximately $5,000,000 of notes are sold.

Little or no notes sold

As of June 30, 2002 we have available cash balances of $4,140 to meet future cash requirements.  We will need to raise additional funds to satisfy our cash needs within the next twelve months.  Potential sources of additional funds include existing or new shareholders, bank loans or loans from other third parties.  There are currently no arrangements, agreements or understandings with any of these potential funding sources to provide such funding and there is no assurance that American Fidelity will be able to obtain such funding.

We will attempt to minimize the offering costs related to the notes, (primarily in the area of printing, travel and advertising costs) under the scenario in which there are little or no sales of the subordinated notes.  However, we would likely need to raise additional funds from existing or new shareholders, bank loans or loans from other third parties in order to pay offering expenses should there be insufficient proceeds from the offering of notes.  There are currently no arrangements, agreements or understandings with any of these potential funding sources to provide such funding and there is no assurance that American Fidelity will be able to obtain such funding.

We will minimize all operating expenses by delaying any hiring of personnel and minimizing all general and administrative expenditures to the extent possible.  Mr. Heckman would not receive a salary under this scenario.

Under this scenario, we would explore other methods and sources of funding to raise capital in order to enter the leasing and lending business, including the sale of equity to existing or new shareholders, bank loans or loans from other third parties.  There are currently no arrangements, agreements or understandings with any of these potential funding sources to provide such funding and there is no assurance that American Fidelity will be able to obtain such funding. We would likely not be able to continue operations should we be unsuccessful in raising capital from these alternative sources.

Minimal amount of notes sold

We will reduce the level of expenditures we pay for offering costs primarily in the area of printing, travel and advertising costs.  These costs would be variable with success of the offering as less prospectuses and related advertising would be needed if the offering does not generate a high level of interest from the public demand.  We would expect offering costs would be reduced to an aggregate of approximately $100,000 under this scenario.

We intend to contract with third party servicers at least for the first twelve months of operations.  The third party servicers will provide loan processing and administration services which includes (but is not limited to) the following:

·

Maintenance of lease and loan payment records

·

Maintenance of all sales and excise tax records and payments

·

Maintenance of titled vehicle records and payments

·

Maintenance of tax reporting

·

Payment collection activities

We believe this will be more cost effective than hiring and training an in house processing staff during the start-up of our lease operations.  In addition, depending upon results and costs we may permanently outsource our loan processing operations.  We will perform all underwriting and approval in house primarily by Mr. Heckman.  The Board of Director’s will review and approve all leases and loans closed by American Fidelity.

In order to initially carry out our strategy, we will primarily, but not exclusively, rely on a network of independent commissioned brokers who will seek out and introduce us to the customers.  We believe that, initially, our marketing efforts, even though on a commission basis, will be generally less expensive for our start-up operations, than hiring a large in house sales staff. We will market our services primarily to independent lease brokers through a mass mailing to lists obtained from various trade associations available through the Internet.  In addition, Sequoia Corporation (a major shareholder) is a lease broker and is expected to refer at least a portion of its lease business to American Fidelity for underwriting and approval purposes.  We believe that one mass mailing (cost estimated to be less than $5,000) to independent lease brokers and utilizing Sequoia Corporation will provide us with ample opportunities from which to select, underwrite and close leasing and lending transactions under this scenario.

We may utilize some of the funds generated from the offering as collateral to obtain senior indebtedness.   The terms of the senior indebtedness will be subject to negotiation between the parties, however, we believe that American Fidelity could successfully pledge assets funded by proceeds from the note as collateral for senior debt.  However, there are no formal or informal agreements, arrangements or understandings with any potential senior lenders.  There can be no assurance that senior borrowings will be available to American Fidelity or that they will be available on acceptable terms to American Fidelity.   We will begin discussions with potential lenders as soon as the offering is declared effective and will attempt to enter into a senior debt agreement when our net offering proceeds reach a minimum of $200,000.

We would not require any additional employees for this level of activity.  Mr. Heckman would be able to perform all necessary functions and would receive a salary of no more than $40,000. Mr. Heckman would not receive any salary until such time as $500,000 was raised from the notes offered.  Office and administrative costs would be minimized as no new office space would be necessary and would be expected to not exceed $30,000 for the first twelve months.

Medium amount of notes sold

We intend to contract with third party servicers at least for the first twelve months of operations.  The third party servicers will provide loan processing and administration services which includes (but is not limited to) the following:

·

Maintenance of lease and loan payment records

·

Maintenance of all sales and excise tax records and payments

·

Maintenance of titled vehicle records and payments

·

Maintenance of insurance records and payments

·

Maintenance of tax reporting

·

Payment collection activities

We believe this will be more cost effective than hiring and training an in house processing staff during the start-up of our lease operations.  In addition, depending upon results and costs we may permanently outsource our loan processing operations.  We will perform all underwriting and approval in house primarily by Mr. Heckman.  The Board of Director’s will review and approve all leases and loans closed by American Fidelity.

In order to initially carry out our strategy, we will primarily, but not exclusively, rely on a network of independent commissioned brokers who will seek out and introduce us to the customers.  We believe that, initially, our marketing efforts, even though on a commission basis, will be generally less expensive for our start-up operations, than hiring a large in house sales staff.  We will market our services primarily to independent lease brokers through mass mailing to lists obtained from various trade associations available through the Internet.  In addition, Sequoia Corporation (a major shareholder) is a lease broker and is expected to refer at least a portion of its lease business to American Fidelity for underwriting and approval purposes.  We believe that three mass mailings (cost estimated to be less than $15,000) to independent lease brokers and utilizing Sequoia Corporation will provide us with ample opportunities from which to select, underwrite and close leasing and lending transactions under this scenario.

We may utilize some of the funds generated from the offering as collateral to obtain senior indebtedness.  The terms of the senior indebtedness will be subject to negotiation between the parties, however, we believe that American Fidelity could successfully pledge assets funded by proceeds of the notes as collateral for senior debt.  However, there are no formal or informal agreements, arrangements or understandings with any potential senior lenders.  There can be no assurance that senior borrowings will be available to American Fidelity or that they will be available on acceptable terms to American Fidelity.   We will begin discussions with potential lenders as soon as the offering is declared effective and will attempt to enter into a senior debt agreement when our net offering proceeds reach a minimum of $200,000.

We would require at least two additional employees for this level of activity and estimate that total salary expense would be no more than $80,000 for the first twelve months.  Mr. Heckman would not receive any salary until such time as $500,000 was raised from the notes offered. His salary would be approximately $40,000 until proceeds reach $2,500,000 at which time his salary would be increased to approximately $100,000.    Office and administrative costs would be increased as additional office space would be necessary and would be expected to not exceed $40,000 for the first twelve months.

Maximum amount of notes sold

We intend to contract with third party servicers at least for the first twelve months of operations.  The third party servicers will provide loan processing and administration services which includes (but is not limited to) the following:

·

Maintenance of lease and loan payment records

·

Maintenance of all sales and excise tax records and payments

·

Maintenance of titled vehicle records and payments

·

Maintenance of insurance records and payments

·

Maintenance of tax reporting

·

Payment collection activities

We believe this will be more cost effective than hiring and training an in house processing staff during the start-up of our lease operations.  In addition, depending upon results and costs we may permanently outsource our loan processing operations.  We will perform all underwriting and approval in house primarily by Mr. Heckman.  The Board of Director’s will review and approve all leases and loans closed by American Fidelity.

In order to initially carry out our strategy, we will primarily, but not exclusively, rely on a network of independent commissioned brokers who will seek out and introduce us to the customers.  We believe that, initially, our marketing efforts, even though on a commission basis, will be generally less expensive for our start-up operations, than hiring a large in house sales staff.  We will market our services primarily to independent lease brokers and equipment distributors through mass mailings to lists obtained from various trade associations available through the Internet.  In addition, Sequoia Corporation (a major shareholder) is a lease broker and is expected to refer at least a portion of its lease business to American Fidelity for underwriting and approval purposes.  We believe that four mass mailings (cost estimated to be less than $30,000) to independent lease brokers and equipment distributors and utilizing Sequoia Corporation will provide us with ample opportunities from which to select, underwrite and close leasing and lending transactions under this scenario.

We will utilize the funds generated from the offering as collateral to obtain senior indebtedness.   The terms of the senior indebtedness will be subject to negotiation between the parties, however, we believe that American Fidelity could successfully pledge assets funded by proceeds of the notes as collateral for senior debt.  However, there are no formal or informal agreements, arrangements or understandings with any potential senior lenders.  There can be no assurance that senior borrowings will be available to American Fidelity or that they will be available on acceptable terms to American Fidelity.   We will begin discussions with potential lenders as soon as the offering is declared effective and will attempt to enter into a senior debt agreement when our net offering proceeds reach a minimum of $200,000.

We would require at least four additional employees for this level of activity and estimate that total salary expense would be no more than $150,000 for the first twelve months.  Mr. Heckman would not receive any salary until such time as $500,000 was raised from the notes offered. His salary would be approximately $40,000 until proceeds reach $2,500,000 at which time his salary would be increased to approximately $100,000.  Office and administrative costs would be increased as additional office space would be necessary and would be expected to not exceed $75,000 for the first twelve months.

OUR BUSINESS

Our History

Our Company was formed on June 17, 2002 and has no predecessors. We have not begun any operations as of the date of this Prospectus and have generated no revenues.  American Fidelity is attempting to implement its business plan by entering the financing business through the origination of loans and leases to small businesses and individuals.  The proceeds of the notes offered hereby are expected to provide American Fidelity with capital in order to fund the origination of leases and loans and enter this market. Our Company has not been in the lending and leasing business in any way prior to the date of our formation.  As such, we are subject to all the risks of a start-up business.

Our Business Strategy

Our primary business activity will be providing lease and loan financing for small businesses consisting of corporations, partnerships and sole proprietorships primarily for the acquisition of equipment. We place our likely customers in two categories: 1) the first category of customers includes those that have credit-impaired financial histories and who are generally unable to obtain financing from banks or savings and loan associations, 2) the next category of our customers will include those that would qualify for loans from traditional lending sources but still prefer to use our products and services.  We expect that these borrowers will be attracted to our services as a result of our marketing efforts, the personalized service that we expect our staff to utilize, and our timely response to leasing requests.  Although our primary activity will be the leasing of equipment, to a lesser extent we may also make loans to our customers for other business related purposes such as accounts receivable financing, purchase order financing and short-term working capital loans secured by liens on business real estate and other personal assets of the owners/guarantors.

We plan to originate business purpose loans/leases to corporations, partnerships, sole proprietors and other business entities for business purposes including, but not limited to, equipment acquisition. Where necessary or appropriate, we will obtain such reports, inspections or surveys, as we consider necessary to determine the economic life, reliability and productivity of equipment to be purchased and its suitability, desirability and demand in the industry in which it is to be used.  Mr. Heckman will make the initial evaluation of the equipment, however, each lease, will be reviewed and approved by the Board of Directors.

We may buy existing leases or loans from third parties, as long as those loans and leases meet our underwriting standards. American Fidelity and its officers, directors, promoters, or their affiliates have not had any preliminary contact or discussions and there are no present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of buying existing leases or loans.  In certain cases, we may purchase equipment from a potential lessee and lease it back to the Seller, or refinance an existing lease, as long as such transactions are consistent with our underwriting standards.  In addition, in certain cases we may act as a lease or loan broker utilizing a third party to fund the transaction, or we may sell existing leases and loans from our portfolio to third parties.  American Fidelity and its officers, directors, promoters, or their affiliates have not had any preliminary contact or discussions and there are no present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of selling leases or loans as contemplated in the prospectus.

We will seek other indebtedness by utilizing the assets funded by the notes as collateral.  The actual amount borrowed by us and the terms of such borrowings will depend upon the availability of financing, interest rates and other costs, and our determination that the amount borrowed is desirable in light of our investment objectives and policies.  We will use our best efforts to obtain financing on the most favorable terms.

In addition to the direct funding of leases and loans, we plan to utilize the leases originated using the proceeds of the notes as collateral to secure other debt financing in order to increase the funds available to us for loan and lease purposes.  Senior debt will serve two primary purposes; 1) to lower our overall cost of funds as senior indebtedness typically bears a lower interest rate than unsecured debt and 2) to increase the level of capital available for funding loans and leases.

The profitability of our Company is likely to be affected during any period of rapid changes in interest rates. Changes in interest rates may affect demand for American Fidelity's leases and loans as well as the ability of American Fidelity to sell its notes. In addition, such increase in rates may increase American Fidelity's cost of funds and could adversely affect the spread between the rate of interest received on loans and rates payable under American Fidelity's outstanding credit facilities. In addition, any future decrease in interest rates will reduce the amounts, which American Fidelity may earn on its newly originated loans and leases. A significant decline in interest rates could also decrease the size of the loan portfolio serviced by American Fidelity by increasing the level of lease and loan prepayments.

Types of Equipment.  Our policy is to lease or lend on a piece of equipment that is durable in nature such that the equipment will clearly outlast the term of the initial lease or loan and is readily remarketable at the end of said term. Certain exceptions may be made to the foregoing in cases where the debtor/lessee has a credit history that justifies more leniency in the granting of credit. We believe that the following types of equipment are among those that satisfy the foregoing criteria because of their durable nature and widespread remarketability:

·

Heavy construction equipment and agricultural equipment

·

General and special purpose vehicles (buses, ambulances, street sweepers)

·

Agricultural machinery and related items

·

Material handling equipment (heavy duty lifts and forklifts)

·

Heavy duty manufacturing equipment and machinery

·

Drilling equipment used in water, gas and oil applications

·

Equipment mounted on medium duty trucks (i.e. cranes, cement mixers, concrete pumps)

·

Printing equipment

Our Marketing Strategy

The ultimate market for our services will be providing lease and loan financing for small businesses consisting of corporations, partnerships and sole proprietorships primarily for the acquisition of equipment. We do not intend to provide any consumer lending.  We place our likely small business customers in two categories: 1) the first category of customers includes those that have credit-impaired financial histories and who are generally unable to obtain financing from banks or savings and loan associations, 2) the next category of our customers will include those that would qualify for loans from traditional lending sources but still prefer to use our products and services.  We expect that these borrowers will be attracted to our services as a result of our marketing efforts, the personalized service that we expect our staff to utilize, and our timely response to leasing requests.

In order to initially carry out our strategy, we will primarily, but not exclusively, rely on a network of independent commissioned brokers who will seek out and introduce us to the small business customers.  We believe that, initially, our marketing efforts, even though on a commission basis, will be generally less expensive for our start-up operations, than hiring a large in house sales staff. The brokerage commission paid will be negotiated between the parties and primarily based on the expected gross margin (total expected lease revenue less expected cost of funds) generated by the lease.  However, we expect to pay a brokerage commission to these independent brokers equivalent to 2% - 6% of the cost of the equipment leased.  American Fidelity and its officers, directors, promoters, or their affiliates have not had any preliminary contact or discussions and there are no present plans, proposals, arrangements or understandings with any lease brokers other than Sequoia Corporation (See “Certain Relationships and Related Transactions”).  Sequoia Corporation is engaged in the lease and lease brokerage business and is expected to refer potential lease and loan business to American Fidelity on a nonexclusive basis. However, there is no formal or informal agreement with Sequoia with respect to the referral of business to American Fidelity.  We expect to pay Sequoia a brokerage commission on leases that Sequoia refers to American Fidelity, which are accepted and closed by American Fidelity.   The brokerage commission rates to be paid to Sequoia will be substantially the same as those commissions paid to other nonaffiliated brokers and will be reviewed and approved by the Board of Directors.

Ultimately, our marketing efforts for business purpose leases and loans will focus on three targets; 1) independent commissioned lease brokers, 2) equipment vendors and 3) end users.  We intend to use general mailings and direct telephone solicitation to these targets in order to make them aware of our services.  At some point in the future we may hire a direct sales force.

We will obtain a mailing list from various trade associations and other sources for mass mailing purposes.  Access to the mailing list will not cost anything for the American Fidelity, however, printing and postage costs for the mass mailing are expected to approximate $3,000 per mailing.

Our Servicing and Administration

We intend to contract with third party servicers at least for the first twelve months of operations.  We believe this will be more cost effective than hiring and training an in house processing staff during the start-up of our lease operations.  In addition, depending upon results and costs we may permanently outsource our loan processing operations.  The outsourced servicing procedures will include activities regarding processing of lease payments, processing of disbursements for tax and insurance payments, and maintenance of lease records.  We intend to supplement the efforts of the third party servicers’ effort in collection of delinquent accounts, instituting foreclosure/repossession activities and the disposition of repossessed property and equipment.  We will perform our own underwriting and approval process.

Our Underwriting Procedures and Practices

We will perform all underwriting procedures in house. Summarized below are certain of the policies and practices, which we expect to follow in connection with the origination of equipment leases and loans. It should be noted that these policies and practices would be altered, amended and supplemented as conditions warrant. American Fidelity reserves the right to make changes in its day-to-day practices and policies in its sole discretion.

Our underwriting standards are applied to evaluate prospective borrowers' credit standing and repayment ability and the value and adequacy of the equipment as collateral. Initially, the borrower is required to fill out a detailed application providing pertinent credit information. As part of the description of the borrower's financial condition, the borrower will be required to provide information concerning assets, liabilities, income, credit, company history and bank and trade references. In addition, we will obtain and review the personal credit history and credit score of the principals of the business and/or the guarantor. American Fidelity will analyze the borrower's/guarantor’s ability to pay the expected obligations based on the foregoing information.  Generally, our potential lessee/borrower will be considered less than prime credits and will have delinquencies and other negative credit items in their history.  Therefore, we intend to satisfy ourselves that the leased equipment will provide substantial collateral with which to recover our investment in cases of delinquencies and repossessions.

Mr. Heckman will perform the initial in house underwriting review and evaluation of the lessee/borrower and the collateral. Our analysis will place emphasis on the following specific criteria:

·

Desirability of the collateral

·

Financial strength of obligor/borrower

·

Past history of meeting obligations

·

Reports of independent rating agencies (i.e. Dun & Bradstreet, Credit Bureaus)

·

Third-party references

Our application for leases/loans will generally request the following information be submitted for consideration at the time of underwriting:

· Completed and signed application
·
· 2 full years and any recent interim period business financial statements/information
· 2 years personal tax returns and current personal financial statement
·
· Trade references
· Comparable borrowing reference
·
· Bank reference
· Economic justification and description of equipment
·

Mr. Heckman will evaluate each loan or lease application based on the criteria in the credit profile of the business and the guarantor with consideration given additionally to the equipment involved.  The following are some of the criteria that will be evaluated:

Business credit	Personal credit	Equipment
Minimum time in business	Credit report	New or used
Minimum tangible net worth	Personal financial statements	Age of used
Minimum cash flow	Average bank balances	Durability as collateral
Payment history of comparable debt		Resalability
Average bank balances		Technology
Trade references		Universal / special use
Dun & Bradstreet paydex rating		Is equipment vital to continuation of lessee’s business

Mr. Heckman’s findings and analysis will be reported to the Board of Directors who will review and approve all transactions that American Fidelity closes.

Our Closing documentation

At closing, our lease and loan documents will generally require the debtor to indemnify us against any loss or liability incurred by or asserted against us and arising out of such lease or loan.

The lease or loan documents will prescribe certain events of default, principal among which will be the debtor’s default in the monthly payment for a certain number of days. In addition, the debtor’s failure to observe or perform covenants or terms of the lease for a certain number of days and the debtor’s bankruptcy or insolvency will be events of default.  Enforcement of remedies is subject to applicable bankruptcy and similar laws.

In the case of a lease, at the end of the lease term, the lessee may have the option to buy the equipment or to terminate the agreement and return the equipment.  The lessee may be given the option to renew the lease, under new terms and consistent with our underwriting standards.

Items specific to our leased equipment

We will not purchase equipment without first having a lessee identified, qualified and ready to simultaneously enter into a lease agreement acceptable to us.  We can and will buy and lease new or used equipment that is manufactured by a variety of sources and suppliers.  We do not expect to be dependent on any single manufacturer, distributor or customer in order to conduct our leasing business.  In addition, American Fidelity and its officers, directors, promoters, or their affiliates have not had any preliminary contact or discussions and there are no present plans, proposals, arrangements or understandings with any manufacturers or distributors for the purchase of equipment to be used in American Fidelities leasing operations.

A senior creditor may claim an interest in the equipment, which we purchase for the purposes of leasing. Title to the equipment will remain with us, although a security interest in the equipment may be granted to that senior creditor. Our interest in the equipment may be subject to the security interest granted to any senior creditor.

Should we retain ownership at the end of a lease, our intention is that we will hold and re-lease the equipment until such time as disposition appears advantageous.  In deciding whether to dispose of an item of equipment, we will consider the nature and condition of particular equipment, potential re-lease opportunities, economic conditions, interest rates and many other factors.

Our expected Competition

We expect to compete for business purpose leases and loans against many other finance and leasing companies and financial institutions.  Many of our competitors are much larger and better capitalized than our Company.  In order to compete with our competition, we believe it is extremely important to concentrate on our marketing efforts, responsive customer service and rapid processing and closing periods.

Regulation of our business

Our business is not currently regulated by any specific government regulation, however, in the future we may become regulated by both federal and   laws.  Currently, we are not required to obtain governmental approval in order to perform our services, however, this too may change in the future.

Intellectual property

Our leasing operations have no patents, copyrights, trade secrets or other proprietary information.

Our Employees

American Fidelity’s lease and loan operation currently has no employees.  Mr. Heckman, our Company’s Chief Executive Officer, will be in charge of American Fidelity’s leasing operations and will direct all aspects of its staffing.  We anticipate hiring employees as needed. Actual results with respect to the sale of the notes and origination of leases will directly impact our staffing levels.  None of American Fidelity’s employees are expected to be subject to collective bargaining agreements.

Transfer agent, paying agent and registrar

We will act as our transfer agent, paying agent and registrar for the notes.

DESCRIPTION OF OUR PROPERTIES

Our Company does not own any real property. American Fidelity currently shares office space with Human Resource, LLC, (the employer of John Snellings who is a director and an officer of American Fidelity), at no cost. No formal lease agreement has been executed, however, we will begin paying rental payments in an amount less than $750 per month upon the registration statement being declared effective and the start up of our operations.  Our Company plans to remain in this location for at least the next twelve months, however as we grow, additional office space will likely be required.  American Fidelity plans to lease rather than buy any additional office space necessary in the future.

LEGAL PROCEEDINGS

There are no legal proceedings; pending or threatened, to which American Fidelity is a party.

OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of American Fidelity and their ages as of the date of this Prospectus are as follows:

NAME	AGE	POSITION
-----------------------	---	----------------------------
Thomas Heckman	43	Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, President, and Secretary

Ronald S. Weiss	57	Director

John Snellings	28	Director, Assistant Secretary

Our by-laws provide for the Board of Directors to be composed of three directors.  Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Board members receive no compensation for service as a Board Member, however reasonable costs and expenses for attending Board meetings will be reimbursed.  The Board of Directors on an annual basis appoints the executive officers of American Fidelity.

THOMAS HECKMAN- Mr. Heckman received a bachelor degree in business administration from the University of Missouri-Columbia in 1982.  Mr. Heckman was appointed and has served as American Fidelity’s Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors since its inception (June 17, 2002).  Mr. Heckman is a certified public accountant and was employed at the accounting firm of Deloitte & Touche, LLP from 1983 until 2001 and was a partner with such firm from 1996 until 2001.  From 2001 until June 2002, Mr. Heckman was involved as an owner of several private businesses in the area of real estate development, mortgage banking and temporary personnel. Mr. Heckman is in charge of overall management and specifically will be in charge of the American Fidelity’s lending and leasing operations.  Mr. Heckman serves as a director of Heritage Companies, Inc., which is a holding company that is engaged in the employee placement and consulting business.

RONALD S. WEISS- Mr. Weiss is a 1969 graduate of the University of Missouri at Kansas City School of Law.  Mr. Weiss is a partner in the law firm of Berman, DeLeve, Kuchan & Chapman, L.C. where he has practiced law for approximately 30 years and specifically for the past five years.  Mr. Weiss has served as Chairman of the Kansas City Metropolitan Bar Association Commercial Law and Bankruptcy Committee and has been the Chairman of the Annual Bankruptcy Institute of the University of Missouri at Kansas City. Mr. Weiss has never served as a director or officer of any other publicly held company.  Mr. Weiss is the President of Sequoia Corporation (See “Security Ownership of Certain Beneficial Owners and Management”).  Mr. Weiss has served as a member of American Fidelity’s Board of Directors since its inception (June 17, 2002).  In addition, Mr. Weiss serves as a director of Heritage Companies, Inc.

JOHN SNELLINGS - Mr. Snellings attended Kansas State University in 1992 and 1993.  Later in 1993, Mr. Snellings joined Hetzler and Associates and became a District Manager, where he managed a team of individuals marketing securities and insurance products until July 1999.  Mr. Snellings obtained a series 6 and 63 investment license as well as other professional licenses while at Hetzler and Associates.  Mr. Snellings serves as a director of Heritage Companies, Inc.  Mr. Snellings currently is a District Manager for E-Myth, LLC, a human resource services firm with offices in Kansas, Colorado and Missouri.  Mr. Snellings joined E-Myth, LLC in July of 1999 and was appointed to lead its expansion into the Colorado market, which was opened in March of 2000. Mr. Snellings has served as a member of American Fidelity’s Board of Directors since its inception (June 17, 2002).

PROMOTERS

Mr. Heckman, Mr. Snellings, Mr. Weiss and Mr. Greif (as a consultant to Sequoia Corporation-See “Certain Relationships and Related Transactions”) were involved in founding and organizing of American Fidelity.  None of the promoters received or will receive in the future, directly or indirectly, American Fidelity common shares in consideration of services rendered in connection with the founding and organizing of American Fidelity.

Mr. Greif was engaged in the banking and savings and loan industry from 1979 to 1992.  During that time, he was a principal shareholder in five financial institutions.  As a result of his involvement with these financial institutions, in 1996, Mr. Greif pled guilty to one count of mail fraud, a Class B felony, and executed a Stipulation and Consent to Entry of Orders which permanently prohibits Mr. Greif from participating in any manner in the conduct of the affairs of any federally insured deposit institution.  Mr. Greif is not an employee, officer or director of American Fidelity.

INDEMNIFICATION

The By-Laws of American Fidelity provide for indemnification to all officers and directors of American Fidelity against any and all expenses, judgments and fines in connection with any threatened, pending or completed action, suit or proceeding arising out of their service as an officer or director of American Fidelity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of American Fidelity pursuant to the foregoing provisions, or otherwise, American Fidelity has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OUR PRINCIPAL OWNERS

The following table provides information concerning the beneficial ownership of the Common Stock as of the date of the Prospectus, for (a) each person known to American Fidelity to be a beneficial owner of the Common Shares in excess of 5%; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

BENEFICIAL OWNERSHIP (1)
NAME AND ADDRESS (2)	SHARES	PERCENTAGE
Ozark Capital, LLC (2) 900 Lighton Plaza Tower 7500 College Overland Park, KS. 66210	502	50.2%
John Snellings 14420 East 6th Avenue Aurora, CO. 80011.	0	0.0%
Ronald Weiss (3) 1900 Commerce Tower 911 Main Street Kansas City, MO. 64105	0	0.0%
Sequoia Corporation (3)(4)…………… Box 8266 Shawnee Mission, Kansas 66208	400	40.0%
All directors and executive officers as a group (3 people)	902	90.2%

(1)

Under the rules of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such any person has pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)

Mr. Heckman, who is our Chairman of the Board of Directors and Chief Executive Officer, owns Ozark Capital, LLC.  Ozark Capital, LLC is a financial holding company, which currently holds the common stock of American Fidelity, as its only investment.

(3)

Mr. Ronald Weiss is President of Sequoia Corporation and is a member of American Fidelity’s Board of Directors.  Mr. Weiss exercises voting control with respect to the shares held by Sequoia because he, as president of Sequoia Corporation, has the power to vote or dispose of such shares in spite of the fact that he has no pecuniary interest in such shares.

(4)

Sequoia Corporation is owned equally by Macauley Greif, Tyler Greif, and Eli Greif.

EXECUTIVE COMPENSATION

We are a newly formed Company with no history of operations.  We have paid no compensation to American Fidelity's chief executive officer or any other individuals through the date of this prospectus.  Annual compensation will be paid to Mr. Heckman as our Chief Executive and Financial Officer in an amount not to exceed $100,000 in the first twelve months. There are no employment agreements between American Fidelity and Mr. Heckman or any of its management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sequoia, Inc. (“Sequoia”) represents a significant shareholder in American Fidelity (approximately 40%) and its president, Ronald Weiss, is a member of American Fidelity’s Board of Directors.  Sequoia is engaged in the loan and lease brokerage business and is expected to refer potential lease and loan business to American Fidelity on a nonexclusive basis.  We expect to pay Sequoia a brokerage commission on leases that Sequoia refers to American Fidelity, which are accepted and closed by American Fidelity.   The brokerage commission rates to be paid to Sequoia will be substantially the same as those commissions paid to other nonaffiliated brokers and will be reviewed and approved by the Board of Directors.

Lee Greif is a consultant to Sequoia and is involved in its lease/loan brokerage operations.  Mr. Greif is the spouse of Sequoia’s Chairman of the Board of Directors and the father of its shareholders; therefore Mr. Greif may exert influence on the operations and decisions of Sequoia, including those involving American Fidelity.    Mr. Greif is not an employee, officer or director of American Fidelity (See “Our Management-Promoters”).

MARKET FOR OUR COMMON EQUITY

Prior to this offering, we have not been a public reporting company.  We are registering subordinated notes in this registration statement.  Our common stock has not been registered and is not being registered as a result of this registration statement.  Therefore, there is no public market for our common equity and we do not expect any public market to develop for our notes.  As of August 26, 2002, there were four holders of record of common stock of American Fidelity.

 DESCRIPTION OF NOTES

Our notes (sometimes referred to herein as the “notes”) have been designated by us as series 2002 and are issued pursuant to a resolution to the board of directors of our company, without an indenture.  The following is the summary of the resolution.

Date, Interest, and Payment.   Our notes will mature in five, seven or ten years from the date of issue and will bear interest from the date issued. The maturity of the note will be chosen by holder of the note. Interest at the annual rate (on the basis of a 30-day month and a 360-day year), stated on the face of the note will be payable, at the option of the holder, monthly, quarterly, semi-annually or annually.  Payments of interest will be made to the person or persons in whose name such note is registered.  Principal and interest will be mailed from our principal office to the subordinated note holder on the date due as called for on the subordinated note. The notes will be issued only in registered form without coupons in a minimum denomination of $1,000.

We act as our own registrar, paying agent, and transfer agent for the notes.

Subordination.  The indebtedness evidenced by the notes is subordinated and subject to prior payment in full of any other debt of American Fidelity so that (a) upon insolvency, bankruptcy, or other marshaling of assets and liabilities of us, no payment may be made in respect to the notes unless our other debts should be paid in full; and (b) upon the maturity of any other debt, all amounts payable in respect to such other debt shall be paid in full before any payments may be made on the notes.

For purposes hereof “other debt” means all indebtedness of us for money borrowed, whether outstanding at the date of the resolution or incurred hereafter, which is not expressed to be subordinate or junior in right of payment to any other indebtedness of us for borrowed money.  There is no limit of the amount of additional borrowings we may incur.

Restrictive Provisions.  No note issued hereunder shall provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

Transfer Restriction. The notes offered hereby are non-negotiable and are therefore nontransferable without the prior written consent of American Fidelity. Due to the non-negotiable nature of the subordinated notes and the lack of a market for the sale of the subordinated notes, even if American Fidelity permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Redemption.  The notes offered hereby will be redeemable at our option, at any time as a whole, or from time to time, in part, on any date prior to maturity, upon not less than 60 days notice to you of our intent to redeem the note.  The notes to be selected for redemption will be arbitrarily determined by us.  American Fidelity will consider many factors when determining whether to redeem all or a part of the notes including, but not limited to: 1) current interest rates offered for similar maturities (i.e. current interest rates are less than the rate paid on outstanding notes), 2) current demand for leases and loans (i.e. the demand for loans and leases is less than the amount of funds available from the sale of notes),
3) the interest rate, maturity and terms of other indebtedness available to American Fidelity (i.e. other senior or subordinated debt available to American Fidelity bears a lower interest rate or longer maturity than the notes outstanding), and 4) funds generated from operations (i.e. American Fidelity has positive cash flows and cash reserves available to pay down outstanding notes).

This section provides only a summary of the significant provisions of the notes.  Potential investors are encouraged to read the entire provision of the notes as described on the subordinated note certificate prior to making any investment decisions.

PLAN OF DISTRIBUTION

The notes will be offered directly by us through certain of our employees, officers, or directors.  Mr. Heckman will initially be the American Fidelity representative who will offer the notes for sale. Mr. Heckman is not a registered broker-dealer and will be relying on the safe harbor in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell the Company's securities. In the future, we may hire employee’s that will also offer the notes for sale.  We may offer the notes by means of general advertising or solicitation.  No sales commission, finder’s fee, or other compensation will be paid for notes sold by us.

In the event we engage a broker/dealer to participate in the sale of our notes, we will supplement this Prospectus to advise you of such arrangements and the costs associated with such transaction.

There is no minimum amount of notes offered that are required to be sold through this offering.  Payment for the notes may be made by check or money order made payable to American Fidelity and will be placed in our corporate checking account until the subscription is approved.  We reserve the right to reject any subscriptions in which case the funds will be returned to the subscriber.  The subscription form is attached to this prospectus and should be completed by the prospective purchaser of the notes and transmitted to American Fidelity with the form of payment for the notes.

LEGAL MATTERS

The validity of the notes offered hereby, will be passed upon by Renkemeyer Campbell, Gose & Weaver LLP, Overland Park, Kansas.

EXPERTS

The financial statements as of June 30, 2002 and for the period from June 17, 2002 (date of formation) to June 30, 2002 of American Fidelity Deposit Corporation, included in this Prospectus, have been audited by Pickett, Chaney and McMullen LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to these notes. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto.   Reference is made to the registration statement and related exhibits and schedules for further information with respect to the notes and us.

Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of American Fidelity Deposit Corporation:

We have audited the accompanying balance sheet of American Fidelity Deposit Corporation (a developmental stage company) as of June 30, 2002 and the related statement of cash flows for the period from formation (June 17, 2002) to June 30, 2002. The financial statements are the responsibility of American Fidelity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of American Fidelity Deposit Corporation as of June 30, 2002, and the results of its cash flows for the period from formation (June 17, 2002) to June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company is a developmental stage company, and planned principal operations have not yet commenced, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PICKETT, CHANEY & MCMULLEN LLP

Lenexa, Kansas

August 2, 2002

AMERICAN FIDELITY DEPOSIT CORPORATION

(a developmental stage company)

BALANCE SHEET

JUNE 30, 2002

ASSETS:

Cash and cash equivalents	$4,140
Offering costs	5,860

Total assets	$10,000

STOCKHOLDERS’ EQUITY:

Common stock, $.01 par value; 200,000 shares
authorized, 1,000 shares issued and outstanding	10
Additional paid-in capital	9,990
Retained earnings accumulated during development stage	-
Total stockholders’ equity	10,000

Total liabilities and stockholders’ equity	$10,000

The accompanying Notes to Financial Statements are an integral part of these financial statements.

AMERICAN FIDELITY DEPOSIT CORPORATION

(a developmental stage company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION (JUNE 17, 2002) TO JUNE 30, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:	$ -

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	10,000
Offering costs	(5,860)

Net cash and cash equivalents provided by financing activities	4,140

Net decrease in cash and cash equivalents	4,140
Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	$4,140

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the three months for:
Interest	$ -
Income taxes	$ -

The accompanying Notes to Financial Statements are an integral part of these financial statements.

AMERICAN FIDELITY DEPOSIT CORPORATION

(a developmental stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2002

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.  American Fidelity Deposit Corporation  (the “Company” or “American Fidelity”), was formed on June 17, 2002 as a Colorado corporation.  The Company is in the developmental stage and intends to enter the finance business and in particular the origination of equipment loans and leases.  The Company has engaged in only in formation transactions including the issuance of common stock and the raising of subordinated notes from the date of formation to June 30, 2002 (the balance sheet date).

The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, whereby the Company is seeking to register $5,000,000 of subordinated notes for sale to the public.  The net proceeds of these notes (approximately $4,800,000 assuming all notes are sold and after offering expenses) are intended to fund the origination of leases primarily on equipment.  The Commission has not declared the registration statement effective, and there are no assurances that it ever will be declared effective.  In addition, there can be no assurance that the Company will be successful in selling the subordinated notes to the public.

NATURE OF OPERATIONS.  The Company intends to enter the equipment leasing business, in particular the origination of equipment leases and loans. The Company plans to operate from its facility in Aurora, Colorado but it intends to originate leases and loans to customers throughout the United States.

REVENUE RECOGNITION.  Leasing and related fee income will be recognized as earned using the level-yield method.  Lease income accrual will be suspended when the receivable becomes delinquent for 90 days or more.  The income accrual may be suspended earlier if collection is doubtful.

Direct lease origination costs and loan fees such as points and other closing fees will be recorded as an adjustment to the cost basis of the related lease receivable.  This asset will be recognized as a yield adjustment over the term of the lease on the level yield method.

CASH AND CASH EQUIVALENTS.  The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

INCOME TAXES.  The Company was formed as a C-Corporation for income tax reporting purposes. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided, when, in the opinion of management, it is more likely than not that a portion or all of a deferred tax asset will not be realized.

USE OF ESTIMATES.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from these estimates.

FINANCING COSTS.  Financing costs incurred in connection with public offerings of subordinated debt securities will be recorded in other assets and amortized over the term of the related debt.

DERIVATIVE FINANCIAL INSTRUMENTS.  The Company held no derivative financial instruments as of June 30, 2002.

NOTE B—STOCKHOLDERS’ EQUITY

The Company issued 1,000 shares pursuant to its formation at $10 per share, which raised $10,000.

NOTE C- GOING CONCERN AND MANAGEMENT’S PLAN

The Company’s balance sheet was prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has had no activities since inception and is considered a development stage company because it has no operating revenues, and planned principal operations have not yet commenced.

In order to implement its business plan, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, to be successful in raising funds from its subordinated note offering. Management’s plans include the successful raising of capital through the sale of subordinated notes and/or loans from major shareholders and third parties, the proceeds of which will be used to develop the Company’s leasing operations and to pay operating expenses. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and ultimately to attain profitable operations. The accompanying balance sheet does not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

$5,000,000 Subordinated Notes
TABLE OF CONTENTS	AMERICAN FIDELITY DEPOSIT CORPORATION
Prospectus summary	2
Our Company	2
The offering	2
Summary financial data	2
Risk Factors	3
Use of proceeds	6
Forward-looking statements	6
Our plan of operation	7
Our business	10
Description of our property	15	September 6, 2002
Legal proceedings	15
Our management	15
Our principal owners	16
Executive compensation	17
Certain relationships and related transactions	17

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

Market for our common equity	18
Description of subordinated notes	18
Plan of distribution	19
Legal matters	19
Experts	19
Additional information	19

Until September  __, 2002 all dealers that effect transactions in the notes, whether or not participating in this offer, may be required to deliver a prospectus.  This requirement is in addition to dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Financial statements	F-1

---------------------------

AMERICAN FIDELITY DEPOSIT CORPORATION

$5,000,000 SUBORDINATED NOTES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The State of Colorado permits indemnification by a Colorado corporation of with respect to indemnification of officers, directors, employees and agents against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.

Consistent therewith, Article III of the Registrant’s Bylaws contains a provision that indemnifies directors for all liabilities accruing to him or her because of their status as a director except where their alleged acts may be classified as fraud.  This provision effectively relieves the director of liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of American Fidelity or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following represents the Registrant’s estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder.  Except for the SEC registration fee, all amounts are estimates.

ESTIMATED
TYPE OF EXPENSE	AMOUNT
-----------------------------------------------------	-----------
Securities and Exchange Commission Registration Fee	$ 460
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	2,000
Printing and Engraving Expenses	100,000
Advertising and travel	68,000
Miscellaneous	4,540
------------
Total	$ 200,000
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Following is a summary of the shares issued and consideration paid in connection with the formation of American Fidelity:

Date of issuance	Acquirer	Number of shares	Price per share	Total cash consideration
June 17, 2002	Ozark Capital, LLC	502	$10.00	$ 5,020
June 17, 2002	Sequoia Corporation	400	$10.00	$ 4,000
June 17, 2002	James A. Ellis	49	$10.00	$ 490
June 17, 2002	Robert A. Levinson	49	$10.00	$ 490

The shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act, as a private offering of securities.   Certificates representing the shares have an appropriate legend prohibiting transfer without compliance with the Act.   These share transactions were completed in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as each offeree was determined to be an accredited investor. There were no offerees other than the foregoing investors. Each of the offerees described above in these transactions were given complete and unfettered access to American Fidelity's books and records. American Fidelity further determined that each offeree was accredited and therefore had knowledge and experience in financial and business matters that he, she or it was capable of evaluating the merits and risks of the investment.

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ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------

3.01*	Articles of Incorporation of Company

3.02*	Bylaws of Company

4.01*	Subscription Agreement

4.02*	Form of Subordinated Note

4.03*	Board resolution governing subordinated note provisions

5.01*	Opinion re legality

23.01*	Consent of Renkemeyer, Campbell, Gose & Weaver LLP (included in Exhibit 5.01)

23.02	Consent of Pickett, Chaney & McMullen LLP

---------------------------

*    Previously filed with the Commission.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i). Include any Prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii). Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

 3. File a  post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of Aurora, State of Colorado, on September 6, 2002.

AMERICAN FIDELITY DEPOSIT CORPORATION

By:  /s/ THOMAS HECKMAN

-----------------------------

Thomas Heckman, President

(CHIEF EXECUTIVE OFFICER)

By:  /s/ THOMAS HECKMAN

-----------------------------

Thomas Heckman,

(PRINCIPAL ACCOUNTING OFFICER)

In accordance with the requirements of the Securities Act of 1933, this has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
------------------------	----------------------	----------------
/s/ THOMAS HECKMAN ----------------------- Thomas Heckman	Chairman of the Board of Directors and Chief Executive Officer	September 6, 2002
/s/ THOMAS HECKMAN ----------------------- Thomas Heckman	Principal Accounting Officer	September 6, 2002

/s/ RONALD S. WEISS -----------------------	Director	September 6, 2002
Ronald S. Weiss

/s/ JOHN SNELLINGS	Director	September 6, 2002
------------------------
John Snellings

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